CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-75556, 33-92904, 333-28559 and 333-50940) of O’Sullivan Industries Holdings, Inc. of our report dated August 20, 2002, except for Notes 3 and 13 which are as of August 4, 2003, relating to the consolidated financial statements which appears in this Form 10-K/A.

Kansas City, Missouri
August 29, 2003